Exhibit 3.5

“Approved”

By Decision of the extraordinary general meeting of

shareholders of JSC Kaspi.kz

(Minutes No.4-18 dated November 26, 2018)

ALTERATIONS AND ADDITIONS NO.4

TO THE ARTICLES OF ASSOCIATION OF

JOINT STOCK COMPANY Kaspi.kz

1. Clause 7.1 of the Articles of Association shall be amended to read as follows:

“7.1. The Company has a right to issue ordinary and preference shares. Shares are issued in non-documentary form. The Company has the right to exchange their outstanding shares of one class for shares of other class”.

2. Clause 9.1 of the Articles of Association shall be amended to read as follows:

“9.1. The Company’s authorities shall include:

1)	Superior body – General meeting of shareholders (Single shareholder);

2)	Management body – Board of Directors;

3)	Executive body – Management Board”.

3. Sub-clause 4) of clause 11.2 of the Articles of Association shall be amended to read as follows:

“4) making a decision on purchase by the Company of outstanding shares and other securities and on their purchase price (except when such purchase is made by request of a shareholder on the grounds established in the legislation of the Republic of Kazakhstan. In this case, the purchase shall be carried out as established by Methods of share value determination, if they are purchased by the Company, approved by the authorized body of the Company);”

4. Sub-clause 7) of clause 11.2 of the Articles of Association shall be amended to read as follows:

“7) determination of number of members, terms of powers of the Management Board, election of its Chairman and members, and early termination of their powers;”.

5. Sub-clause 8) of clause 11.2 of the Articles of Association shall be amended to read as follows:

“8) determination of official salary and conditions of labor remuneration, and awarding bonuses of the Chairman and members of the Management Board;”.

6. Clause 11.6 of the Articles of Association shall be amended to read as follows:

“11.6. Members of the Board of Directors are elected by shareholders by means of cumulating voting by poll, except when one candidate stands for one seat in the Board of Directors. The head of the executive body of the Company may be elected to the Board of Directors, but it cannot be elected as the Chairman of the Board of Directors”.

7. Chapter 12 of the Articles of Association shall be amended to read as follows:

“12. MANAGEMENT BOARD

12.1. Management Board is an executive body of the Company; it manages the day-to-day operation of the Company.

12.2. The Management Board has the right to make decisions on any matters of the Company’s activity, which are not related by the Law, other legislative acts of the Republic of Kazakhstan and the Articles of Association of the Company to the competence of any other bodies and officials of the Company on the basis of the Law, Articles of Association, and the Company bylaws.

12.3. The Management Board shall be obliged to execute decisions of the General meeting of shareholders and of the Board of Directors. The Company has the right to contest validity of any transaction made by its Management Board with violation of restrictions established by the Company, if it proves that they knew about such restrictions at the moment of such transaction.

12.4. The Board of Directors elects the Management Board and the Chairman of the Management Board. The Board of Directors determines number of members and personnel composition of the Management Board, and term of powers of members of the Management Board. Members of the Management Board may be shareholders and employees of the Company not being its shareholders.

12.5. Functions, rights and obligations of a member of the Management Board are determined by the legislation of the Republic of Kazakhstan, these Articles of Association, the Company bylaws, and by a labor contract concluded by the named person with the Company. The labor contract with the Chairman of the Management Board is signed on behalf of the Company by the Chairman of the Board of Directors or by any person authorized by the General meeting of shareholders or by the Board of Directors. The Chairman of the Management Board signs the labor contract with other members of the Company. The member of the Management Board has the right to work in other organizations subject to the approval of the Board of Directors. The Chairman of the Management Board of the Company has not the right to hold position of a head of the executive body or of an entity carrying out the functions of the executive body, other legal entity.

12.6. The meeting of the Management Board is convened on the initiative of one of the members of the Management Board. The Management Board’s meetings are held as and when necessary on days determined by the Management Board, but not less than once a quarter, under the chairmanship of the Chairman of the Management Board, and in case of his absence – any of his deputies. The Management Board’s meeting is executed by a minutes to be signed by all present members of the Management Board. The Management Board’s decisions are passed by a simple majority vote from total number of present members of the Management Board. In the event of a tie, the Chairman of the Management Board shall be entitled to a casting vote.

12.7. The Management Board’s activity is regulated in accordance with internal regulations of the Company.

12.8. The Chairman of the Management Board shall:

1) organize execution of decisions made by the General meeting of shareholders and the Board of Directors;

2) act without a power of attorney on behalf of the Company in relations with third parties;

3) issue powers of attorney to represent the Company in its relations with third parties;

4) issue orders of employment, transfer, and dismissal of the Company’s employees (except where the legislation of the Republic of Kazakhstan provides otherwise), apply measures for rewards and punishment, determine official salaries of the Company’s employees and personal allowance to salary according to a staff schedule of the Company, determine premiums of the Company’s employees, except for a Corporate Secretary and employees being members of the Management Board and Internal Audit Service;

5) in case of his absence, vest his obligations in one of the Deputies of the Chairman of the Management Board;

6) distribute obligations, competence, and liability between members of the Management Board;

7) determine and approve the Company bylaws (structure, goals, and functions of the Company’s subdivisions, job descriptions of employees, regulations on structural subdivisions of the Company, etc.), except those related by the legislation of the Republic of Kazakhstan and the Articles of Association to the competence of the General meeting of shareholders or the Board of Directors;

8) issue organizational-administrative documents related to the current activity of the Company, which are binding upon all employees of the Company, including related to control and execution of decisions of the General meeting of shareholders and the Board of Directors;

9) the following transactions shall be concluded on the basis of a prior consent of the Board of Directors of the Company:

a) any transaction or series of transaction with the participation of the Company in relation to sale, pledge or other security or granting of any rights to the Company’s securities;

b) any transaction or series of transaction with the participation of the Company in relation to procurement or granting of a loan by the Company without regard to its amount;

c) submission to the Company’s employees of any options in relation to the Company’s securities;

10) perform any other functions determined by these Articles of Association and decisions of the General meeting of shareholders and the Board of Directors, and by the Company bylaws.

Deputy Chairman of the Management Board has the right to sign powers of attorney to represent the Company in relations with third parties on matters of his competent to the extent of the powers granted.

12.9. Officials of the Company shall:

1) perform their duties in good faith and use methods which maximally reflect interests of the Company and of the shareholders;

2) not use the Company’s property or allow its use in contradiction with the Company’s Articles of Association and decisions of the General meeting of shareholders and the Board of Directors;

3) provide the integrity of accounting system and financial statement, including conduction of an independent audit;

4) control disclosure and submission of information regarding the Company’s activity in accordance with the requirements of the legislation of the Republic of Kazakhstan;

5) keep confidentiality of the information regarding the company’s activity within three years after termination of the work in the company, except as otherwise provided in the company bylaws”.

8. Clause 14.2 of the Articles of Association shall be amended to read as follows:

“14.2. The management Board shall submit to the General meeting of shareholders the annual financial statements for the past year, which were audited according to the RK legislation of audit activities, for discussion and approval. In addition to the financial statements, the Management Board shall submit the auditor’s report to the general meeting”.

9. Clause 14.4 of the Articles of Association shall be amended to read as follows:

“14.4. The Company shall be obliged to audit the annual financial statements. The Company may be audited on the initiative of the Board of Directors and the Management Board at the expense of the Company or by request of a principal shareholder at his/her/its expense”.

Authorized person

                                                                       /signed/ Nurdal Rustemovich Chintayev

The Republic of Kazakhstan, Almaty,

November twenty-nine, two thousand and eighteen

I, Raushan Agydilovna Zhakupova, Notary of Almaty, duly authorized by State License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998, certify the authenticity of signature of the Authorized person of JSC Kaspi.kz Nurdal Rustemovich Chintayev, made in my presence. Identity of a representative has been established, competence and powers have been verified, and a legal capacity of JSC Kaspi.kz has been verified.

Registered in the Register No.2133

Duty imposed: KZT 2646

Notary: signed.

/Stamp: Raushan Agydilovna Zhakupova, Notary, License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998/

/Numbered and tied together on 6 (six) pages

Notary: signed/

/Stamp: Raushan Agydilovna Zhakupova, Notary, License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998/